Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
The Cooper Companies, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.10 par value per share	Rule 457(c) and Rule 457(h)	1,365,000	$350.98(2)	$479,087,700	$110.20 per $1,000,000	$52,795.46
Total Offering Amounts					$479,087,700		$52,795.46
Total Fee Offsets							$0
Net Fee Due							$52,795.46
__________________
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the common stock of The Cooper Companies, Inc. which may become issuable under The Cooper Companies, Inc.’s 2023 Long-Term Incentive Plan as a result of any stock dividend, stock split, recapitalization or similar transaction effected without The Cooper Companies, Inc.’s receipt of consideration which would increase the number of outstanding shares of common stock.
(2)Estimated solely for purposes of calculating the amount of the registration fee, calculated pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sales prices of shares of the Common Stock, reported on the New York Stock Exchange on March 24, 2023.